Exhibit 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

CAPRIUS, INC. COMPLETES PRIVATE PLACEMENT OF $4.7 MILLION

Hackensack, NJ – December 10, 2007 – Caprius, Inc. (OTCBB: CAPS) announced that it has completed a private placement for $4.7 million of a newly created series of preferred stock to several investors including Special Situations Fund, Great Point Partners and Dolphin Asset Management.

Commenting on the placement, Dwight Morgan, President and CEO of Caprius, Inc., stated, “This financing positions us very well to execute on the growing market opportunities presented by the proven effectiveness of the SteriMed technology as a cost-efficient, safe and environmentally friendly system for the on-site disposal of medical waste. Notably, the growing market acceptance of our SteriMed technology has resulted in increasing deliveries of SteriMed Systems in recent months and created record backlog.  This capital raise provides the resources we need to scale our manufacturing capabilities to meet the strong demand for our products and to pursue our strategic plans for aggressive international growth and the expansion of our presence in the domestic market.”

This series of preferred stock is initially convertible to 7.8 million shares of Common Stock and warrants to purchase an additional 3.1 million shares, at an exercise price of $0.80 per share.  The Company has agreed to register the resale of the shares of Common Stock underlying securities sold in the placement.  The net proceeds of approximately $4.4 million, after placement fees and expenses, will be used for working capital.

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”).  The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect”

and other similar expressions.  The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements.  You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources.  While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts:
Beverly Tkaczenko	John G. Nesbett/ Jennifer Belodeau
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@institutionalms.com